VISEON, INC.

                     YEAR 2003 CONSULTANT COMPENSATION PLAN

1.       Purpose

         The Viseon, Inc. Year 2003 Consultant Compensation Plan (the "Plan") is intended to promote the interests of Viseon, Inc. and its subsidiaries (collectively the "Corporation") by offering those outside consultants of the Corporation who assist in the development and success of the business of the Corporation, the opportunity to participate in a compensation plan designed to reward them for their services and to encourage them to continue to provide services to the Corporation.

2.       Definitions

         For all purposes of this Plan, the following terms shall have the following meanings:

         "Common Stock" means Viseon, Inc. common stock, $.01 par value.

         "Condition Period" means that period of time during which Conditional Share are subject to conditions imposed by the Committee (as defined herein) or the conditions set forth in Section 6.2 or both.

         "Conditional Shares" means shares of Common Stock awarded under this Plan subject to conditions imposed by the Committee (as defined herein) or the conditions set forth in Section 6.2 or both.

         "Viseon" means Viseon, Inc., a Nevada corporation.

         "Subsidiary" means any company of which Viseon, Inc. owns, directly or indirectly, the majority of the combined voting power of all classes of stock.

         "Unconditional Shares" means shares of Common Stock awarded under this Plan subject to no conditions.

3.       Administration

         The Plan shall be administered by a committee (the "Committee") of not less than two directors of Viseon selected by, and serving at the pleasure of, Viseon's Board of Directors (the "Viseon Board").


         Viseon or any Subsidiary will recommend to the Committee persons to whom shares may be awarded. The Committee shall make all final decisions with respect to the persons to whom awards shall be granted ("Participants"), the number of shares that shall be covered by each award or sale, the time or times at which awards shall be granted or sales shall be made, the timing of when awards shall vest, the terms and provisions of the instruments by which awards or sales shall be evidenced, the interpretation of the Plan and all determinations necessary or advisable for its administration. Notwithstanding the preceding, the Committee shall have the power and authority to confer upon the President and Chief Executive Officer of the Company the authority to grant awards from time to time pursuant to this Plan on his or her own initiative without the prior approval of the Committee, provided that the extent of such authority shall be limited (with respect to any particular award) to an aggregate number of shares having a maximum aggregate value of $50,000 and (with respect to all awards) to an aggregate number of shares having a maximum aggregate value of $500,000, in all cases based on the shares' closing price on the day preceding the date or dates that the Company's transfer agent is instructed to issue the shares to the related Participant or Participants.


4.       Eligibility

         Only individuals who are outside consultants, or directors, officers, partners or employees of outside consultants, of Viseon or any Subsidiary shall be granted awards.

5.       Stock Subject to the Plan

         The stock, which may be awarded or sold pursuant to this Plan, shall be shares of Common Stock. When shares of Common Stock are awarded or sold, Viseon may award or sell authorized but unissued Common Stock, or Viseon may award or sell issued Common Stock held in its treasury. The total number of shares of Common Stock which may be granted or sold under this Plan shall not exceed 5,000,000 shares in the aggregate. Any shares awarded and later forfeited are again subject to award or sale under the Plan.

6.       Share Awards and Sales

         6.1      Grant of Share Awards

                  The Committee may award to Participants Unconditional Shares and Conditional Shares. The Committee will determine for each Participant selected to be awarded Unconditional Shares and Conditional Shares the time or times when Unconditional Shares or Conditional Shares shall be awarded and the number of shares of Common Stock to be covered by each Unconditional Shares or Conditional Share award. Unless expressly specified as Conditional Shares by the Committee, all shares of Common Stock awarded under this Plan shall be Unconditional Shares. No Unconditional Shares or Conditional Shares shall be awarded except for one of the types of consideration described in Section 78.211 of the Nevada General Corporation Law. The Committee shall cause stock certificates representing Unconditional Shares and Conditional Shares to be prepared, signed, sealed and deliver in accordance with all applicable corporate laws. These share awards will be valued at the closing price of the day of the grant.

         6.2      Conditions

                  Shares of Common Stock issued to a Participant as a Conditional Shares award will be subject to the following conditions as well as all other conditions imposed by the Committee ("Share Conditions"):

                  (a) Except as set forth in Paragraphs 6.4 and 6.5, if Share Conditions are not satisfied, Conditional Shares will be forfeited and returned to Viseon or, in the event such Conditional Shares were provided to the Participant from shares of Common Stock purchased by the Subsidiary, then the Conditional Shares will be returned to the Subsidiary. In either case, all rights of the Participant to such Conditional Shares will terminate without any payment of consideration by Viseon or the Subsidiary with which the Participant is associated, unless the Participant maintains his association with Viseon or a Subsidiary for the period of time (if any) determined by the Committee.

                  (b) During the Condition Period, none of the Conditional Shares subject to such award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

                  (c) The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Conditional Shares sold or granted pursuant to the Plan will remain in the physical custody of Viseon or the applicable Subsidiary or an escrow holder during the Condition Period.

                  (d) Certificates representing Conditional Shares sold or granted pursuant to the Plan may bear a legend making an appropriate reference to the conditions imposed on the Conditional Shares.

                  (e) The Committee may impose other conditions on any Conditional Shares issued pursuant to the Plan as it may deem advisable, including without limitations, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such share or shares of the same class are then listed and under any state securities laws or other securities laws applicable to such shares.

         6.3      Rights of a Stockholder

                  Except as set forth in Paragraph 6.2(b), the recipient of a Conditional Share award will have all of the rights of a stockholder of Viseon with respect to the Conditional Shares, including the right to vote the Conditional Shares and to receive all dividends or other distributions made with respect to the Conditional Shares.

         6.4      Lapse of Conditions

                  In the event of the termination of association of a Participant during the Condition Period by reason of death, disability, or termination of association, the Committee may, at its discretion, remove Share Conditions on Conditional Shares.

                  Conditional Shares to which the Share Conditions have not so lapsed will be forfeited and returned to the Corporation as provided in Paragraph 6.2(a).

         6.5      Lapse of Conditions at Discretion of the Committee

                  The Committee may shorten the Condition Period or remove any or all Share Conditions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant.

         6.6      Listing and Registration of Shares

                  Viseon may, in its reasonable discretion, postpone the issuance and/or delivery of any shares of Common Stock awarded or sold pursuant to this Plan until completion of stock exchange listing, or registration, or other qualification of such shares under any law, rule or regulation.

         6.7      Designation of Beneficiary

                  A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any shares of Common Stock to which such Participant would then be entitled pursuant to this Plan. Such designation will be made upon forms supplied by and delivered to the Committee and may be revoked in writing by the Participant. If a Participant fails effectively to designate a beneficiary, then such Participant's estate will be deemed to be the beneficiary.

7.       Capital Adjustments

         The number and consideration of Common Stock covered by each award granted or each sale under this Plan and the total number of shares that may be granted or sold under the Plan shall be proportionally adjusted to reflect, subject to any required action by stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8.       Change of Control

         Notwithstanding the provisions of Section 7, in the event of a change of control, all Share Conditions on all Conditional Shares will lapse. For purposes of this plan, a "Change of Control" of Viseon shall be deemed to have occurred at such time as (a) any "person" (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the foregoing act), directly or indirectly, of securities of Viseon representing 30% or more of the combined voting power of Viseon's outstanding securities ordinarily having the right to vote at the election of directors; or (b) individuals who constitute the Viseon Board on the date hereof (the "Incumbent Board") cease for any reasons to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination or election was approved by a majority of the Viseon Board serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as if he or she were a member of the Incumbent Board; or (c) merger, consolidation or sale of all or substantially all the assets of Viseon occurs, unless such merger or consolidation shall have been affirmatively recommended to Viseon's stockholders by a majority of the Incumbent Board; or (d) a proxy statement soliciting proxies from stockholders of Viseon, by someone other than the current management of Viseon seeking stockholder approval of a plan of reorganization, merger or consolidation of Viseon with one or more corporations as a result of which the outstanding shares of Viseon's securities are actually exchanged for or converted into cash or property or securities not issued by Viseon unless the reorganization, merger or consolidation shall have been affirmatively recommended to Viseon's stockholders by a majority of the Incumbent Board.

9.       Approvals

         The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required.

10.      Effective Date of Plan


         The effective date of the Plan is January 10, 2003.


11.      Term and Amendment of Plan


         This Plan shall expire on January 9, 2013 (except to Conditional Shares outstanding on that date). The Viseon Board may terminate or amend the Plan in any respect at any time, except no action of the Viseon Board, the Committee or Viseon's stockholders, however, may, without the consent of a Participant, alter or impair such Participant's rights under any Conditional Shares previously granted.


12.      No Right of Association

         Neither the action of Viseon in establishing this Plan, nor any action taken by the Viseon Board, the Board of Directors of any Subsidiary or the Committee, nor any provision of the Plan itself, shall be construed to limit in any way the right of Viseon to terminate a Participant's association with the Corporation at any time.

13.      Withholding Taxes

         Viseon or any Subsidiary, as applicable, shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payment or the issuance of Common Stock under the Plan. Whenever under the Plan, Common Stock is to be delivered upon vesting of Conditional Shares, the Committee shall be entitled to require as a condition of delivery that the Participant remit or provide for the withholding of an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.

14.      Plan not a Trust

         Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant, the executor, administrator or other personal representative, or designated beneficiary of such Participant, or any other persons. If and to the extent that any Participant or such Participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

15.      Notices

         Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the Committee by such person and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

16.      Severability of Provisions

         If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

17. Payment to Minors, etc.

         Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Viseon Board, the Corporation and other parties with respect thereto.

18.      Headings and Captions

         The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.      Controlling Law

         This Plan shall be construed and enforced according to the laws of the State of Texas to the extent not preempted by federal law, which shall otherwise control.

20.      Enforcement of Rights

         In the event the Corporation or a Participant is required to bring any action to enforce the terms of this Plan, the prevailing party shall be reimbursed by the non-prevailing party for all costs and fees, including actual attorney fees, for bringing and pursuing such action.